UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Agilysys, Inc.
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Headline:

OnX Enterprise Solutions Signs Agreement to Acquire Technology Solutions Business from Agilysys Inc.

Combined company is a global force with expanded market reach, broader solution offerings and additional client value

Toronto, ON – June 1, 2011 – OnX Enterprise Solutions is pleased to announce that it has signed a definitive agreement to acquire the Technology Solutions Group from Agilysys Inc., a leading provider of innovative, enterprise-class IT solutions. The $474 million-revenue Technology Solutions Group (TSG) business was purchased for $64 million by OnX. OnX Enterprise Solutions, an industry-defining designer and operator of mission-critical computing environments, is based in Toronto, Canada, with offices in the United States and Europe.

“The combination of OnX and TSG will create North America’s leading IT solutions provider focused solely on providing mission-critical, multi-vendor data centre solutions to medium and large enterprises,” says Sheldon Pollack, co-founder and Director of OnX Enterprise Solutions. “The combined organization will have annual revenues in excess of $700 million and will be ideally positioned to serve clients with requirements on both sides of the border.”

The increased scale will allow OnX to better serve its global clients across their complete range of IT needs: Hardware, Software, Server, Networking, Consulting, Hosting, Cloud and Digital/Application Development services.

“OnX clearly recognizes the intrinsic value of TSG. The combination provides a great opportunity for TSG to accelerate its transformation into a multi-vendor, client-focused solutions provider,” remarked James Dennedy, President and CEO of Agilysys.

“We look forward to welcoming TSG’s employees, partners and clients to the OnX family. Our two businesses are highly complementary, with a similar business strategy, shared vision and a culture focused on exceptional client value,” notes OnX President and CEO, Ed Vos. He continues, “This is a tremendously exciting time for OnX as we enhance our ability to add value to the world’s leading technology vendors in order to better serve our mutual customers.”

The transaction is subject to approval by Agilysys shareholders and is expected to close in the Company’s fiscal 2012 second quarter, which ends September 30, 2011. The merged company will operate under the OnX brand.

Additional Information

In connection with the proposed transaction, Agilysys Inc. (“Agilysys”) will file a proxy statement with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND AGILYSYS. You will be able to obtain the proxy statement, as well as other filings containing information about Agilysys, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by Agilysys with the SEC can also be obtained, free of charge, by directing a request to Agilysys Inc., 28925 Fountain Parkway, Solon, Ohio, 44139, Attention: Treasurer.

Participants in the Solicitation

Agilysys and its directors and officers may be deemed to be participants in the solicitation of proxies from Agilysys shareholders with respect to the special meeting of shareholders that will be held to consider the proposed transaction. Information about Agilysys directors and executive officers and their ownership of the company’s common stock is set forth in the proxy statement for the Agilysys Annual Meeting of shareholders, which was filed with the SEC on June 25, 2010. Shareholders may obtain additional information regarding the interests of Agilysys and its directors and executive officers in the proposed transaction, which may be different than those of Agilysys shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed transaction, when filed with the SEC.

About OnX Enterprise Solutions

OnX Enterprise Solutions is a Business and Technology Solutions Provider, serving our clients for over 25 years. OnX designs, builds and operates mission-critical environments and Federated Cloud solutions to help clients achieve their business objectives, optimize cost efficiencies and build shareholder value. OnX is recognized as one of the 50 Best Managed Companies for 3 consecutive years.

About Agilysys, Inc.

Agilysys is a leading developer and marketer of proprietary enterprise software, services and solutions to the hospitality and retail industries. Agilysys specializes in market-leading point-of-sale, property management, inventory and procurement, and mobile and wireless solutions that are designed to streamline operations, improve efficiency and enhance the consumer’s experience. Agilysys serves casinos, resorts, hotels, food service venues, stadiums, cruise lines, grocery stores, convenience stores, and general and specialty retail businesses, and partners. Headquartered in Cleveland, Ohio, Agilysys operates extensively throughout North America, with additional sales and support offices in the United Kingdom, Singapore and Hong Kong. For more information, visit www.agilysys.com.